Exhibit 10.1

EMCORE CORPORATION
FISCAL 2015 BONUS PLAN
This EMCORE Corporation Fiscal 2015 Bonus Plan (this “Bonus Plan”) sets forth the terms of the fiscal 2015 annual incentive bonus opportunity for the executive officers of EMCORE Corporation (the “Corporation”) and such other employees of the Corporation selected to participate in this Bonus Plan (each, a “Participant”).

1.	ADMINISTRATION
This Bonus Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”) of the Corporation. The Committee shall act as the Administrator of this Bonus Plan, and shall have the authority to construe and interpret this Bonus Plan, and to prescribe, amend, and rescind rules and regulations relating to this Bonus Plan.

2.	AWARDS
Each Participant will be granted an “Award” under this Bonus Plan. Subject to the terms and conditions of this Bonus Plan, each Award granted to a Participant represents the opportunity to receive a cash payment (the “Bonus”) for the Corporation’s 2015 fiscal year (the “Performance Period”) up to (but not exceeding) the Target Bonus Amount (as hereinafter defined). As used herein, “Target Bonus Amount” with respect to an Award means the amount obtained by multiplying (i) the annualized rate of base salary payable to the Participant as of the end of the Performance Period, by (ii) the Participant’s target bonus opportunity, expressed as a percentage of such annualized rate of base salary, set forth in the Participant’s employment agreement with the Corporation, if any, or as otherwise established by the Committee.

3.	BONUS DETERMINATION
The Bonus payable with respect to an Award shall be based upon the Corporation’s performance and the Participant’s performance, in each case as determined pursuant to the provisions of this Section 3.
(a)    Corporation Performance.
If the amount of the Corporation’s Non-GAAP Net Income equals or exceeds the target levels established by the Committee for both the third and fourth fiscal quarters of the Performance Period, the amount of Bonus payable to a Participant with respect to the Corporation’s performance will be determined by multiplying (i) the Participant’s Target Bonus Amount by (ii) the funding percentage applicable to the Participant as set forth in the following table (the “Corporation Performance Bonus Amount”):

Participant	Corporation Performance Bonus Amount Funding Percentage (%)
Executive Officers	80%
Other Participants	75%

For the avoidance of doubt, no Corporation Performance Bonus Amount shall be paid to any Participant if the Corporation does not achieve the Non-GAAP Net Income target levels established by the Committee for each of the third and fourth fiscal quarters of the Performance Period (i.e., if the Non-GAAP Net Income target level is achieved for the third quarter but not the fourth quarter, no Corporation Performance Bonus Amount will be paid).

For purposes of this Bonus Plan, “Non-GAAP Net Income” means the Corporation’s net income for the applicable fiscal quarter of the Performance Period, as determined under generally accepted accounting principles in the United States, adjusted to eliminate the impact of (1) discontinued operations, (2) litigation expenses associated with the pending arbitration with Sumitomo Electric Industries Ltd., (3) expenses incurred by or on behalf of the Strategy Committee of the Board of Directors, and (4) stock-based compensation expense.

(b)    Individual Performance.
At the end of the Performance Period, the Administrator shall evaluate, or cause to be evaluated, the individual performance of each Participant during the Performance Period. The evaluation of a Participant may be based on individual performance goals, objectives, criteria or other factors as may be established from time to time with respect to the Participant. Based on this evaluation, the Administrator shall establish, or cause to be established, the amount of Bonus payable to each Participant with respect to such Participant’s individual performance during the Performance Period (the “Individual Performance Bonus Amount”); provided, however, that the Individual Performance Bonus Amount shall not exceed the amount determined by multiplying (i) the Participant’s Target Bonus Amount, by (ii) the funding percentage applicable to the Participant as set forth in the following table:

Participant	Individual Performance Bonus Amount Funding Percentage (%)
Executive Officers	20%
Other Participants	25%

(c)    Bonus Amount.
The amount of the Bonus payable to a Participant for the Performance Period shall equal the sum of (i) the Corporation Performance Bonus Amount and (ii) the Individual Performance Bonus Amount.

(d)	Bonus Certification; Payment.
As soon as reasonably practicable after the end of the Performance Period, the Administrator shall determine the Non-GAAP Net Income achieved by the Corporation for each of the third and fourth fiscal quarters of the Performance Period and shall also determine, or cause to be determined, the amount of each Participant’s Bonus payable pursuant to this Bonus Plan. Any Bonuses becoming payable pursuant to this Bonus Plan shall be paid in cash to each Participant as soon as reasonably practicable following the determination of the Bonus pursuant to this Section 3(d), with all Bonuses to be paid no later than January 31, 2016.

4.	NEWLY-HIRED PARTICIPANTS
If any Participant is selected to participate in this Bonus Plan after commencement of the Performance Period, the Administrator shall have the discretion to make appropriate pro-rata adjustments to the amount of the Participant’s Bonus based on the number of complete months the Participant was employed by the Corporation during the Performance Period.

5.	CONTINUED EMPLOYMENT REQUIREMENT
Unless otherwise provided in a Participant’s employment agreement, severance benefits agreement, or similar agreement with the Corporation, a Participant must remain continuously employed by the Corporation or one of its subsidiaries through the last day of the Performance Period in order for any Bonus to become payable pursuant to this Bonus Plan. Unless otherwise provided in a Participant’s employment agreement, severance benefits agreement, or similar agreement with the Corporation, if a Participant terminates employment with the Corporation or one of its subsidiaries for any reason prior to the last day of the Performance Period, all of the Participant’s rights under this Bonus Plan will automatically terminate.

6.	RECOUPMENT OF BONUS PAYMENTS
Any Bonuses becoming payable pursuant to this Bonus Plan shall be subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Bonuses or other cash or property received with respect to the Bonuses.

7.	GENERAL PROVISIONS

7.1	Rights of Participants.

(a)
No Right to Continued Employment. Nothing in this Bonus Plan (or in any other documents evidencing any Award under this Bonus Plan) will be deemed to confer on any Participant any right to continue in the employ of the Corporation or any subsidiary or interfere in any way with the right of the Corporation or any subsidiary to terminate his or her employment at any time.

(b)
Bonus Plan Not Funded. No Participant or other person will have any right or claim to any specific funds, property, or assets of the Corporation by reason of any Award hereunder. To the extent that a Participant or other person acquires a right to receive payment pursuant to any Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

7.2
Force and Effect. The various provisions herein are severable in their entirety. Any determination of invalidity or unenforceability of any one provision will have no effect on the continuing force and effect of the remaining provisions.

7.3	Governing Law. This Bonus Plan will be construed under the laws of the State of California.

7.4
Construction. Section 409A. It is intended that Awards granted and Bonuses paid under this Bonus Plan qualify as “short-term deferrals” within the meaning of the guidance provided by the Internal Revenue Service under Section 409A of the Internal Revenue Code of 1986, as amended, and this Bonus Plan shall be interpreted consistent with that intent.

7.5
Tax Withholding. Any Bonuses becoming payable pursuant to this Bonus Plan shall be subject to the Corporation’s withholding such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.